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                                                                   Exhibit 10.3





















                            WESTERN REALTY REPIN LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

                       LIMITED LIABILITY COMPANY AGREEMENT


         THIS LIMITED LIABILITY COMPANY AGREEMENT is entered into as of June 18, 1998, by and among Western Realty Repin LLC, a Delaware limited liability company with offices at 103 Springer Building, 3411 Silverside Road, Wilmington, Delaware 19103 (the "Company"), Apollo Real Estate Investment Fund III, L.P., a Delaware limited partnership with offices at 1301 Avenue of the Americas, New York, New York ("Apollo"), and New Valley Corporation, a Delaware corporation with offices at 100 S.E. Second Street, 32nd Floor, Miami, Florida ("New Valley") (Apollo and New Valley are sometimes hereinafter referred to collectively as the "Members" and individually as a "Member").

                              W I T N E S S E T H :

         WHEREAS, the Company has been formed to lend money, under the Participating Loan Agreement (as hereinafter defined), to BrookeMil Ltd., a Cayman Islands company ("BrookeMil"), which through its ownership of approximately 92.8% of the shares in VNIIkholodmash-Holding, a Russian open joint stock company ("Kremlin Entity-I"), and 52% of the shares in Kamennyi Most, a Russian open joint stock company ("Kremlin Entity-II"), will hold the rights to, develop, improve, maintain, repair, operate, lease and manage properties located at Repin Square (Bolotnaya) 14, Moscow, Russia 109072 ("Kremlin Site-I"), and Sofiiskaya Naberezhnaya 4 (building 1), 6 (building 1, 2-6a and 7-9), 8 (building 1 and 3-4) and 10 (buildings 4, 5 and 6), Moscow, Russia 109072 ("Kremlin Site-II") (Kremlin Entity-I and Kremlin Entity-II are collectively referred to hereafter as the "Kremlin Entities" and Kremlin Site-I and Kremlin Site-II are collectively referred to hereafter as the "Kremlin Sites"), and engage in all activities incidental thereto;





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         WHEREAS, the parties hereto have agreed that the Participating Loan
Agreement substantially in the form annexed hereto as Exhibit A (the "Participating Loan Agreement") authorizing a $25,000,000 loan from the Company to BrookeMil (the "Participating Loan") shall be entered into by and between the Company and BrookeMil;

         WHEREAS, each Member has agreed to subscribe for and to purchase interests in the Company in return for the contributions to the Company described below; and

         WHEREAS, the Members wish to set forth their respective rights and obligations as Members of the Company and to confirm the principles that will govern the management of the Company and the Affiliated Entities;

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Defined Terms.

         Capitalized terms not otherwise defined herein shall have the meanings set forth on Schedule A.

         2. Organization; Interests.

                  2.1 Certificate of Formation. The parties acknowledge that the Company was formed in the State of Delaware on June 15, 1998 and that the Certificate of Formation of the Company is currently in the form annexed hereto as Schedule 2.1. The parties hereby agree that the rights and liabilities of the Members shall be as provided in the Act, except as provided herein.

                  2.2 Purpose. The Company was formed for the purpose of investing, developing, improving, maintaining, repairing, operating, leasing and managing, through the




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Participating Loan to BrookeMil, the Kremlin Sites, and for any other activities incidental thereto. The purpose of the Company can be modified as provided in
Section 12.4 hereof or otherwise by written agreement of the Members.

                  2.3 Principal Office. The principal office of the Company shall be located at 103 Springer Building, 3411 Silverside Road, Wilmington, Delaware 19103.

                  2.4 Subscription for Interests.

                           (a) Apollo hereby subscribes for interests (the
"Class A Interests"), to be issued by the Company for an aggregate subscription price of $18,750,000, to be contributed in cash as provided below. New Valley hereby subscribes for interests (the "Class B Interests"), to be issued by the Company for an aggregate subscription price of $6,250,000, to be contributed in cash and expenditures as set forth in Section 2.4(c). The Class A Interests and the Class B Interests are hereinafter collectively referred to as the "Interests." The subscriptions shall be made as follows:


Apollo:
-------

Type of Interests      Number of Interests       Contribution           Value of Contribution
-----------------      -------------------       ------------           ---------------------
Class A                    10,000                   Cash                      $18,750,000
Interests

New Valley:
-----------

Type of Interests      Number of Interests       Contribution           Value of Contribution
-----------------      -------------------       ------------           ---------------------

Class B                    10,000                 Expenditures                 $6,250,000
Interests                                            as set forth
                                                     in Section 2.4(c)
                                                     and Cash


Total for all
Members:                   20,000                                             $25,000,000
-------





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                           (b) At the Initial Closing (as defined in Section
10.1) the Company shall issue (i) 4,800 of its Class A Interests, at a price of $1,875 per interest, and (ii) 4,800 of its Class B Interests, at a price of $625 per interest. The contributions of the Members to the Company and the amounts and types of Interests to be issued to them at the Initial Closing shall be as follows:

Apollo:
-------

Type of Interests      Number of Interests       Contribution           Value of Contribution
-----------------      -------------------       ------------           ---------------------

Class A                    4,800                     Cash                       $9,000,000
Interests

New Valley:
-----------

Type of Interests      Number of Interests       Contribution           Value of Contribution
-----------------      -------------------       ------------           ---------------------

Class B                    4,800                     Expenditures               $3,000,000
Interests                                            as set forth
                                                     in Section 2.4(c)

Total for All
-------------
Members                    9,600                                                $12,000,000
-------

                           (c) At the Initial Subsequent Closing (as defined in
Section 10.6), and from time to time thereafter and on or before the fifth anniversary of the Initial Closing Date, Apollo and New Valley shall complete their subscribed contributions to the Company in accordance with the Subsequent Closings described in Section 10.7 hereof, up to the subscription amounts set forth in Section 2.4(a), in return for which additional Class A Interests shall be issued to Apollo and additional Class B Interests shall be issued to New Valley at the price per



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Interest set forth in Section 2.4(b). Such additional contributions shall be made in such manner so as to maintain the ratio of $3.00 contributed by Apollo for every $1.00 in value contributed by New Valley. Upon ten (10) Business Days' written notice by the Company to each of Apollo and New Valley, such additional contributions shall be made by Apollo in cash and by New Valley in expenditures incurred with respect to the Kremlin Sites and the Kremlin Entities, including those expenditures incurred through the date hereof and set forth in Schedule 2.4(c), and, after such expenditures have been contributed and to the extent they do not cover the subscribed amount, thereafter in cash. New Valley shall be deemed to have made contributions to the Company in the form of the expenditures referred to in the preceding sentence only on the due date determined for additional contributions to the Company at a Subsequent Closing (and then only to the extent that such expenditures are actually made as of the date of such Subsequent Closing) as provided in Section 10.7 hereof (and New Valley shall not be entitled to any interest thereon from the date such expenditures were incurred to the date of such Subsequent Closing) regardless of the date such expenditures were incurred, and any expenditures that are to be counted as New Valley's contributions but that are not set forth in Schedule 2.4(c) or that do not constitute items on the approved Budget shall be unanimously approved by the Board of Managers. To the extent the sum of the amount of expenditures incurred by New Valley with respect to the Kremlin Sites and the Kremlin Entities and set forth in Schedule 2.4(c) and of additional expenditures incurred by it before or after the Initial Closing Date on items set forth in the approved Budget exceeds 25% of the total contributions by Apollo and New Valley, New Valley shall be reimbursed by the Company from the proceeds of Subsequent Closings for such expenditures in excess of such amount (to the extent New Valley provides to Apollo proper documentation substantiating such expenditures).






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                           (d) In the event any Member shall fail to make any
portion of its contribution to the Company when due for any reason, other than an Event of Force Majeure, then, beginning on the fourth Business Day after the due date for such contribution, the Company shall charge such non-paying Member interest on the unpaid amount of such contribution at the rate equal to the lesser of (i) 10% over the base (prime) rate quoted by the Chase Manhattan Bank in New York, New York (or its successor) at the close of business on the date on which such payment was due, or (ii) the maximum rate as allowed by applicable law, calculated from the date such contribution was due until the date of payment compounded quarterly and based on a 360-day year ("Late Payment Interest"). Late Payment Interest shall be distributed to the Members who made their contributions in full on the due date therefor, pro rata in accordance with the proportion that the aggregate contributions of each paying Member bea to the aggregate contributions of all paying Members.

                  2.5 Payment of Cash Contributions by Members. The Members shall effect their cash contributions to the Company by wire transfer in immediately available funds to such bank account of the Company as shall be specified in a notice by the Company to the Members sent by telecopy at least one Business Day prior to the date of any Closing (as defined in Section 10 hereof).

                  2.6 Restrictions on Subscriptions for Interests. The Company shall not issue any Interests other than to the Members who are a party hereto, unless the Members unanimously agree otherwise.

                  2.7 Rights of Class A Interests.





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                           (a) The holders of the Class A Interests shall be
entitled to receive (i) 100% of any amounts distributed by the Company (including liquidating distributions) until such time as the aggregate amount of distributions made with respect to Class A Interests equals the total consideration paid for such Class A Interests plus a 20% annual cumulative rate of return on such consideration compounded quarterly (such aggregate amount of distributions is hereinafter referred to as the "Class A Distribution Amount" and the period required to make such distributions with respect to Class A Interests in full is hereinafter referred to as the "Class A Distribution Period"); and (ii) after completion of the Class A Distribution Period and the Class B Distribution Period (as hereinafter defined), further distributions by the Company, if any, in an amount equal to 50% of the distribution. The distribution rights of the Class A Interests are set forth in more detail in Section A.11 of Schedul 4 annexed hereto.

                           (b) Upon the liquidation of the Company, the holders
of the Class A Interests shall be entitled to receive the Adjusted Realized Equity Value of such Class A Interests (the "Class A Liquidation Preference") before any assets of the Company may be distributed to the holders of the Class B Interests; provided, however, that the holders of the Class A Interests shall be entitled to such Class A Liquidation Preference only in the event such liquidation takes place before the completion of the Class A Distribution Period and then only to the extent that such Adjusted Realized Equity Value does not exceed the Class A Distribution Amount. After the completion of the Class A Distribution Period and the Class B Distribution Period and upon the liquidation of the Company, the holders of the Class A Interests shall be entitled to receive distributions in accordance with Section 2.7(a)(ii) hereof. Notwithstanding the foregoing provisions of this Section 2.7(b), the rights of the holders of the Class A Interests to receive



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distributions in liquidation of the Company are subject to the provisions of
Section A.12 of Schedule 4 annexed hereto.

                           (c) The holders of the Class A Interests shall have
one vote in the aggregate.

                  2.8 Rights of Class B Interests.

                           (a) Upon completion of the Class A Distribution
Period, the holders of the Class B Interests shall be entitled to receive (i) 100% of any amounts distributed by the Company (including liquidating distributions) until such time as the aggregate amount of distributions made with respect to the Class B Interests equals the total consideration paid for such Class B Interests pursuant to Section 2.4 plus a 20% annual cumulative rate of return on such consideration paid for such Class B Interests compounded quarterly (such aggregate amount of distributions is hereinafter referred to as the "Class B Distribution Amount" and the period required to make such distributions with respect to the Class B Interests in full is hereinafter referred to as the "Class B Distribution Period"); and (ii) after completion of the Class A Distribution Period and the Class B Distribution Period, further distributions by the Company, if any, in an amount equal to 50% of the distribution. The distribution rights of the Class B Interests are set forth in more detail in Section A.11 of Schedule 4 annexed hereto.

                           (b) Upon the liquidation of the Company, the holders
of the Class B Interests shall be entitled to receive the Adjusted Realized Equity Value of such Class B Interests (the "Class B Liquidation Preference") before any assets of the Company may be distributed to the Members on a pro-rata basis; provided, however, that the holders of the Class B Interests shall be entitled to such Class B Liquidation Preference only in the event such liquidation takes




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place after the completion of the Class A Distribution Period but before the completion of the Class B Distribution Period and then only to the extent that such Adjusted Realized Equity Value does not exceed the Class B Distribution Amount. After the completion of the Class B Distribution Period and upon the liquidation of the Company, the holders of the Class B Interests shall be entitled to receive distributions in accordance with Section 2.8(a)(ii) hereof. Notwithstanding the foregoing provisions of this Section 2.8(b), the rights of the holders of the Class B Interests to receive distributions in liquidation of the Company are subject to the provisions of Section A.12 of Schedule 4 annexed hereto.

                           (c) The holders of the Class B Interests shall have
one vote in the aggregate.

                  2.9 Management of the Company. Except to the extent that the authority to conduct day-to-day operations of the Company shall be delegated to the President as provided herein, the management of the Company shall be vested in a managing board (the "Board" or the "Board of Managers"), which shall consist of an even number of managers, but not less than two (2) managers or more than six (6) managers. An equal number of managers shall be appointed to the Board (and subject to removal and replacement) by Apollo on the one hand and by New Valley on the other hand. Meetings of the Board shall be held periodically (but in no event less frequently than annually) and upon the request of any manager. The Board may also take action by unanimous written consent without a meeting. Except as otherwise provided herein, the actions of the Board shall be by majority vote, which majority shall include the vote of at least one (1) manager appointed by each of Apollo and New Valley. Bennett S. LeBow or such other person designated by New Valley (who shall count as one of the appointments of New Valley) shall be the Chairman of the Board of Managers.





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         Notwithstanding the foregoing, the unanimous decision of the Board of
Managers of the Company shall be required in order for the Company itself, or in its capacity as a direct or indirect shareholder, member or participant of any Affiliated Entity, to vote or otherwise approve a decision:

                           (a) to amend this Agreement or the constituent
documents of the Company and to adopt or amend the constituent documents of any Affiliated Entity; to grant a consent required hereunder or thereunder or waive any provisions hereof or thereof on behalf of the Company or any Affiliated Entity; to amend the Participating Loan Agreement; or to grant a consent required thereunder or waive any provisions thereof on behalf of the Company;

                           (b) unless specified in the approved Budget (as
hereinafter defined), to sell, transfer, assign, grant a right to use, grant a right of first refusal, grant an option or a similar right, or otherwise dispose of (i) any of the Properties, or any rights thereto or interests therein (including but not limited to ownership rights, leasehold interests (whether as landlord or tenant), rights to use or easements) or (ii) any asset (or group of assets in a transaction or series of transactions) the cost or fair market value (whichever is greater) of which exceeds $100,000 individually or $200,000 in the aggregate in any given year;

                           (c) unless specified in the approved Budget, to
borrow, issue guarantees or assume other contingent obligations to pay money in an amount which exceeds $100,000 in the aggregate outstanding at any given time;

                           (d) unless specified in the approved Budget, to grant
a security interest or otherwise encumber (i) any of the Properties or any rights thereto or interests therein




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(including but not limited to ownership rights, leasehold interests (whether as landlord or tenant), rights to use or easements), or (ii) any asset (or group of assets in a transaction or series of transactions) the cost, fair market value or value assigned in such transaction(s) (whichever is greater) of which exceeds $100,000 at any one time or $200,000 in the aggregate in any given year;

                           (e) to take any actions regarding registration of the
Interests in the Company or any Affiliated Entity necessary for a public offering;

                           (f) to merge, reorganize or consolidate the Company
or any Affiliated Entity with any other corporation or entity unless the surviving entity shall be the Company or such other Affiliated Entity, respectively, or the Company or other Affiliated Entity is merged, reorganized or consolidated with an Affiliate thereof, except that domestication of BrookeMil in the State of Delaware shall not be subject to this Section 2.9;

                           (g) to dissolve voluntarily the Company or any
Affiliated Entity or to revoke voluntary dissolution proceedings or to terminate, liquidate or wind up the Company or Affiliated Entity;

                           (h) to change materially the principal businesses
conducted by the Company or any Affiliated Entity, except as contemplated herein;

                           (i) to approve or amend the annual budget and
business plan, including capital expenditures, of the Company (collectively, the "Budget"), which Budget shall incorporate the annual budgets and business plan of the Kremlin Division of BrookeMil, as well as any contributions or resources to be made available by the Company to any other Affiliated Entity;





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                           (j) unless specified in the approved Budget, to make
or incur, or to enter into a contractual commitment to make or incur expenditures or financial obligations which exceed $100,000 individually or $250,000 in the aggregate in any 12 month period;

                           (k) unless specified in the approved Budget, to
purchase ownership interests, leasehold interests, rights to use, easements or other rights to or interests in the Properties or elsewhere for a purchase price exceeding $100,000 in each particular transaction or exceeding $200,000 in the aggregate in any 12 month period, including approval of agreements with respect to acquiring such rights, or to waive any rights of first refusal, preemptive or similar rights relating to the purchase of any such rights to or interest in such Properties or elsewhere;

                           (l) to enter into, modify, renew, terminate or grant
any material waiver relating to any significant leases and other material contracts other than contracts in the ordinary course of business with trade counterparties;

                           (m) unless specified in the approved Budget, to enter
into any transaction with a party that is related to any Member or Affiliate, excluding transactions in the ordinary course of business of the Company or an Affiliated Entity on an arm's-length basis involving amounts which shall not exceed $100,000 per transaction or series of transactions in any 12 month period;

                           (n) to commence or settle any litigation, arbitration
or other dispute, the result of which could have a material adverse effect on the business, financial condition or prospects of the Company or any Affiliated Entity;

                           (o) to resolve tax or other governmental proceedings
or disputes relating to the Company or any Affiliated Entity or to approve any action of New Valley as tax matters partner of the Company;




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                           (p) to establish, acquire, dispose of or transfer any
subsidiary or any interest in any subsidiary or other entity (whether or not incorporated) or make any investment in any business venture or enterprise (whether or not incorporated), other than as contemplated in the approved
Budget;


                           (q) to change the outside accountants of the Company
or any Affiliated Entity;

                           (r) to issue, sell, transfer, assign or otherwise
dispose of any shares, capital stock, securities or interests of or owned by the Company or any Affiliated Entity, or change the ownership structure of the Company or any Affiliated Entity;

                           (s) unless specified in the approved Budget or in
this Agreement, to make a decision not to distribute all available cash (to the extent such distributions are permitted by applicable law or this Agreement) from (i) the Company to the Members, or (ii) an Affiliated Entity to its shareholders, members or participants, as applicable; and

                           (t) to retain any officer subject to mandatory
dismissal as provided in Section 5.1(c).

                           All figures set forth in this Section 2.9 shall be
determined on a consolidated basis in accordance with U.S. generally accepted accounting principles, consistently applied. To the extent that any amounts or payments are incurred in any currency other than U.S. dollars, such amounts or payments shall, for purposes of such calculation, be converted into U.S. dollars on the date of the conclusion of the transaction at the official exchange rate of such country (which, for purpose of the ruble, shall be considered to be the MICEX rate at the




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opening of business in Moscow on such date). The Parties hereby agree that the
Participating Loan Agreement shall include provisions requiring the Company's approval (directly or indirectly) of the issues set forth in this Section 2.9 and that Apollo shall be authorized to grant the approvals to be granted by the Company under Section 5.1 of the Participating Loan Agreement.

         3. Use of Contributions and Financing.

                  3.1 Use of Contributions.

                           (a) The contributions in cash and, in the case of New
Valley, expenditures as set forth in Section 2.4(c), received by the Company from the Members shall be (i) advanced to BrookeMil under the Participating Loan Agreement to be used as specified in the approved Budget and the Participating Loan Agreement for financing the acquisition, repair, construction, improvement, operation, management and development of the Kremlin Sites and such other projects as may be approved in the Budget or in the Participating Loan Agreement, and (ii) transferred to New Valley as reimbursement for the expenditures in excess of 25% of the total contributions by Apollo and New Valley as set forth in Section 2.4(c).

                           (b) At the time of any capital call, the purpose for
which funds are being called shall be set forth in an approved Budget.

                  3.2 Financing. The Company may obtain additional working capital or other funds required for the business of the Company through borrowings on the basis of its own credit rating from commercial banks or other institutional lenders, subject to the Budget or the unanimous approval of the Board of Managers as set forth in Section 2.9. Although the Members will not be required to guarantee any such borrowings, the Members shall use good




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faith efforts to assist the Company in obtaining such funds on the most favorable commercial terms.


         4. Allocations of Income and Loss. The Company's net taxable income and loss shall be allocated among the Members as set forth in Schedule 4 annexed hereto.

         5. Officers, Employees and Independent Accountants.

                  5.1 Chairman and Corporate Officers.

                           (a) Except as otherwise provided herein, the officers
of the Company and BrookeMil and the Chairman of the Board of Managers of the Company and BrookeMil shall be appointed and removed by New Valley. The initial Chairman of the Board of Managers of the Company will be Bennett S. LeBow. The initial officers of the Company will be as follows:

         President - Michael Capaccio;

         Vice President  - Ronald J. Bernstein;

         Vice President - Richard J. Lampen; and

         Secretary - Marc N. Bell.

The Chairman of BrookeMil shall be Bennett S. LeBow. The officers of BrookeMil shall be:

         President  - Michael Capaccio;

         Executive Vice President and Director - Richard J. Lampen;

         Secretary - Sentinel Corporation; and

         Assistant Secretaries - Marc N. Bell and J. Bryant Kirkland III.

                           (b) Apollo shall have the right to approve
replacements of any of the officers set forth in this Section 5.1. Such approval shall not be unreasonably withheld or delayed.

                           (c) Any officer of the Company or any Affiliated
Entity shall be



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subject to mandatory dismissal for fraud, bad faith, gross negligence, criminal conviction or plea, and a final, non-appealable finding of or consent to injunction with respect to violations of antifraud or antimanipulative provisions of securities, commodities, banking or other laws by a court of competent jurisdiction, unless retention is approved unanimously by the Board of Managers as provided in Section 2.9.

                           (d) Subject to Section 2.9(o) hereof, New Valley
shall be the tax matters partner for the Company.

                  5.2 Responsibilities of the President. The President of the Company shall execute the decisions of the Board of Managers and have all authority to conduct the day-to-day operations of the Company, subject to the provisions of this Agreement.

                  5.3 Salaries to Employees.

                           (a) The parties agree that neither the Company nor
any Affiliated Entity shall pay any salaries to employees of Apollo or New Valley, other than to the employees involved in day-to-day business operations in Russia (the latter category including, among others, Ronald J. Bernstein, Michael Capaccio and Stewart Hainsworth).

                           (b) The salaries of the officers of the Company and
each Affiliated Entity shall be approved in the Budget or as determined from time to time by the Board of Managers.

                  5.4 Independent Accountants. The independent certified public accountants of the Company and each Affiliated Entity shall be a firm of internationally recognized accountants selected by unanimous vote of the Board of Managers as set forth in Section 2.9, and initially shall be Coopers & Lybrand LLP.

         6. Operation of the Company.




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                  6.1 Books and Records; Audited Financial Statements. Each of
the Members acknowledges and agrees that the Company shall be treated as a partnership of which the Members are partners for income tax purposes, and further agrees to cooperate to achieve and maintain such treatment. The Company's books of account shall be maintained on a basis consistent with such treatment and on the same basis used in preparing the Company's United States federal income tax return. The year-end balance sheet, statement of operations and statement of change in financial position shall be audited each year by the independent certified public accountants of the Company, whose written report shall be provided to each of the Members no later than 60 days after the end of each fiscal year. The Company shall prepare its financial statements in accordance with U.S. generally accepted accounting principles, consistently applied.

                  6.2 Other Reports. In addition to annual audited financial statements, each fiscal quarter the President shall prepare and distribute to each Member of the Company a report prepared in accordance with U.S. generally accepted accounting principles, providing for each Member its allocable share of income, gain, loss, deduction and credit and such other general reports as determined by the Members, which shall include unaudited quarterly financial statements.

                  6.3 Access. Each of the Members, together with their lawful agents, attorneys and representatives, shall have access to the books and records and facilities and senior management of the Company during all normal business hours.





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                  6.4 Business Plan and Budget. The Company shall provide to each of the Members a proposed annual Budget, which shall include information with respect to the operation of the business to be conducted by the Kremlin Division of BrookeMil and each Affiliated Entity for each fiscal year, at least 30 days before the beginning of such fiscal year. Such Budget shall include estimates of anticipated capital calls. The initial Budget of the Company, for the year 1998, is annexed hereto as Schedule 6.4. The Members of the Company shall approve the Budget as provided in Section 2.9 hereof. The day-to-day operations of the Company and each Affiliated Entity shall be conducted by the officers of the Company within 10% variances from the Budget agreed upon by the Members. The Budget shall be designed to ensure that the Company shall at all times qualify as a "real estate operating company" under the provisions of ERISA.

                  6.5 Limitations on Activities.

                           (a) Except as provided by the Board of Managers or as
contemplated in the approved Budget or the Participating Loan Agreement, (i) no part of the Kremlin Sites or any other Property shall be used as collateral for the purpose of any development other than its own development, and (ii) no sale, refinancing or other capital proceeds from the Kremlin Sites or any other Property may be used other than for budgeted capital expenditures involving the same property that generated such proceeds, provided that for the purposes of this Section 6.5(a) the Kremlin Sites together shall be considered one Property.

                           (b) The Company is intended to be a "real estate
operating company" (a "REOC") as this term is defined in 29 C.R.F. Section 2510.3-101(e). The Members shall conduct the affairs and operations of the Company in such manner that the Company will qualify as a REOC. If Apollo or its counsel shall reasonably determine at any time that the Company




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may not qualify for such status, Apollo and New Valley shall reorganize the corporate structure of the Company and its Affiliates or take such other necessary action in order to permit the Company to so qualify, giving due consideration to the relative economic and tax benefits anticipated by the parties to this Agreement.

                           (c) The parties hereto hereby agree that the Company
and the Affiliated Entities shall conduct their activities in compliance with applicable laws. The parties further agree that the Company and the Affiliated Entities shall at all times conform and limit their activities in accordance with, among other things, certain U.S. laws and regulations that impose comprehensive U.S. embargoes or other sanctions against certain countries. Such embargoes and sanctions generally prohibit U.S. entities and individuals from participating in, supporting or facilitating any transactions, trade, investment or financing activities of any kind related to such countries. At this time, a variety of U.S. sanctions and embargoes are in place against various countries, including Cuba, Iran, Iraq, Libya, North Korea and Sudan. The United States also generally bars U.S. entities from financing transactions associated with the governments of India and Pakistan. Accordingly, neither the Company nor the Affiliated Entities shall knowingly engage in any business activities associated with any of the foregoing countries, for so long as such country is subject to any such sanction or embargo, or with any other country subject to applicable U.S. trade or transaction restrictions.

                           (d) The parties further agree that as soon as
permitted under the privatization laws they shall use their best efforts to divest the scientific research operations of Kremlin Entity-I to a separate entity not owned, directly or indirectly, by the Company. Prior to such time, the business of Kremlin Entity-I unrelated to real estate operations shall be limited to that described in the letter from the General Director of Kremlin Entity-I dated June 17, 1998 previously furnished to Apollo, and the ability of the current General Director of Kremlin Entity-I to execute contracts on behalf of Kremlin Entity-I and to expend money shall be limited by the board of directors of Kremlin Entity-I the majority of which shall be elected by BrookeMil.


                  6.6 Purchase of Additional Shares in Kremlin Entity-I. New Valley agrees to use its best efforts to cause BrookeMil to purchase on the secondary market 5% of the shares of the Kremlin Entity-I that will be distributed by the Moscow Property Fund to the existing and former employees of Kremlin Entity-I from the "FARP" fund formed in the process of the privatization of Kremlin Entity-I, and thereby increase BrookeMil's interest in Kremlin Entity-I to approximately 97.8% of the shares

                  6.7 Approvals from the Russian Authorities. New Valley agrees to use its best efforts to cause BrookeMil and the Kremlin Entities, as applicable, to (i) obtain the approval of the appropriate Russian antimonopoly authorities with respect to BrookeMil's purchase of approximately 2.8% of the shares in Kremlin Entity-I not covered by the existing approval authorizing the purchase of 90% of the shares in Kremlin Entity-I by BrookeMil; (ii) obtain ownership certificates in favor of Kremlin Entity-II with respect to the following buildings at Kremlin Site-II: Sofiiskaya Naberezhnaya 6 (buildings 2-6a and 7-9) and 8 (building 3-4); (iii) amend the charter of Kremlin Entity-I in accordance with the Russian Law on Joint Stock Companies; and (iv) register the issuance of the shares of Kremlin Entity-I with the appropriate authorities competent to register the issuance of such shares.

         7. Operation and Management of Affiliated Entities.

                  7.1 Management of Affiliated Entities. In addition to management rights with respect to the Company as set forth in this Agreement, Apollo shall have the following direct management rights with respect to each Affiliated Entity:

                           (a) Apollo shall have the right to be kept informed,
consult with and advise management of each Affiliated Entity with regard to any material developments in or affecting each Affiliated Entity's business; to discuss business operations, properties and the financial or other condition of each Affiliated Entity with its officers, employees and any relevant management committee; to consult with and advise management on business issues; and to meet regularly with management fo such consultation and advice; and

                           (b) Apollo shall have the right to appoint one (1)
member of the board of directors of BrookeMil and shall have the right to dismiss and replace such member at any time.

                  7.2 Books and Records; Audited Financial Statements. The Company shall cause each Affiliated Entity, in addition to maintaining its books and accounts in accordance with the law of the applicable jurisdiction, to prepare its financial statements in accordance with U.S. generally accepted accounting principles, consistently applied. The year-end balance sheet, statement of operations and statement of change in financial position shall be audited each year by Coopers & Lybrand LLP o another firm of independent certified public accountants selected in accordance with Section 5.4 hereof, and the Company shall provide the written report of such accountants to each of the Members. The Company shall cause each Affiliated Entity to prepare all tax returns as soon as practicable after the end of each fiscal year and, in any event, shall supply the Members with reasonable estimates of the taxable income of each Affiliated Entity within 45 days of the end of each fiscal year.

                  7.3 Access. The Company shall ensure that each of the Members, at the cost of such Member, together with their lawful agents, attorneys and representatives, shall have access to the books and records, facilities and senior management of each Affiliated Entity during all normal business hours. Apollo shall have access in Moscow, Russia and Miami, Florida to the books and records of each Affiliated Entity.

         8. Restrictions on Transfers of Interests.

                  8.1 Limitations on Members' Right to Sell Interests. Except as contemplated by Section 8.2 and Section 8.4, each of the Members agrees not to transfer all or any of its Interests in the Company, and each Member shall hold its Interests and, by accepting the same upon original issue, upon distributions or upon subsequent transfer, agrees for itself, its successors, legal representatives and assigns that the Interests shall not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered, whether voluntarily or involuntarily, by operation of law, legal proceedings or otherwise, other than as provided in this Section 8. In the event an involuntary lien or encumbrance is placed on the Interests, the affected Member shall not be in violation of this provision if it discharges or causes to be discharged such lien or encumbrance within a period of 60 days from the placement or occurrence thereof.

                  8.2 Transfers to Affiliates. Any Member may transfer its Interests in the Company to an Affiliate, except where prohibited by applicable laws or where in the reasonable judgment of any other Member such transfer would have a material adverse effect on the business of the Company or such other Member. Any Member wishing to transfer its Interests to an Affiliate under this
Section 8.2 shall first notify the other Members in writing of such proposed transfer. Each such other Member shall make its determination as to whether such transfer would have a material adverse effect on the business of the Company or such other Member within 10 days of receiving such notice and shall notify such first Member in writing of its determination. It is a condition of any such transfer that the transferee become a signatory to this Agreement and agree to perform all of the obligations of the transferor hereunder.

                  8.3 Change in Control. In the event of a change in control of a Member, such Member thereupon shall cease to have any voting rights, and the remaining Members shall have the right to purchase, or to cause the Company to purchase, such first Member's Interests at a price equal to the Adjusted Realized Equity Value of such Interests, which right may be exercised by the remaining Members for a period of 60 days after such event constituting a change in control. For purposes of this Agreement, a change in control shall be deemed to occur when a person or entity that was not, at the time of the Initial Closing, an Affiliate of a Member becomes the beneficial owner, directly or indirectly, of securities or ownership interests representing 40% or more of the combined voting power of all outstanding securities or ownership interests of such Member. A change of control shall not be deemed to occur due to a reconfiguration of the ownership or changes of the ownership of the limited partnership interests of Apollo or New Valley, as the case may be, provided that Apollo Real Estate Management III, L.P. or its Affiliates remain the owners, directly or indirectly, of the Interests previously owned by Apollo, or Brooke Group Ltd., Bennett S. LeBow or their Affiliates remain the owners, directly or indirectly, of the Interests previously owned by New Valley, respectively.

                  8.4 Dissolution of a Member. In the event of the bankruptcy, reorganization, liquidation, winding-up or dissolution of a Member (the "Dissolving Member"), the Dissolving Member shall notify the other Members in writing within five days after such event occurs. The Interests owned by the Dissolving Member shall first be offered for purchase by the other Members within 90 days after the date of such notice for the then existing Adjusted Realized Equity Value of such Interests. In the event that such other Members decline to purchase such additional Interests, such unpurchased Interests may be offered by the Company to third parties for purchase on terms and conditions to be determined by the Members, and the Dissolving Member shall sell its Interests in accordance with the provisions of this Section 8.4.

                  8.5 Termination of the Provisions Restricting the Sale of Interests. The provisions restricting the sale of Interests contained in this
Section 8 shall automatically terminate upon the happening of any of the following events:

                           (a) the adjudication of the Company as a bankrupt,
the execution by the Company of an assignment for the benefit of creditors, or the appointment of a receiver for all or substantially all of its properties; or

                           (b) the voluntary or involuntary dissolution of the
Company.



         9. Representations and Warranties.

                  9.1 The Company. The Company represents and warrants as follows:

                           (a) The Company is a limited liability company duly
formed under the laws of the State of Delaware, with full power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

                           (b) The execution and delivery by the Company of this
Agreement and the consummation by it of the transactions contemplated herein will not violate its constituent documents, any law or any contract to which the Company is a party, and no approval, authorization, consent, or order or filing with, any third party, court, administrative agency or other governmental authority is required for the execution and delivery by the Company of this Agreement or any other agreements to be entered into by the parties hereto in accordance with this Agreement, including but not limited to the Participating Loan Agreement and all agreements and documents relating to the asset transfers contemplated by this Agreement, or the consummation by it of the transactions contemplated herein.

                           (c) This Agreement is the legal, valid and binding
obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application affecting the rights and remedies of creditors and, with respect to equitable remedies, subject to the discretion of the court.

                           (d) There exists no litigation pending or threatened
in writing (or any basis therefor) against the Company that (i) might adversely affect the operations, business or business prospects of the Company, (ii) might impede, delay or adversely affect the transactions contemplated by this Agreement, or (iii) has not been disclosed to Apollo. There are no valid, effective and enforceable orders, injunctions or decrees of any court or arbitral body with respect to the Company that might adversely affect the operations, business or business prospects of the Company.

                  9.2 Members. Each Member represents and warrants as follows:

                           (a) The Member is a corporation or a partnership, as
the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or establishment, as the case may be, with full power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

                           (b) The execution and delivery by the Member of this
Agreement and the consummation by it of the transactions contemplated herein have been authorized by the board of directors of the Member or other management authority of the Member and will not violate its constituent documents, any law or any contract to which the Member is a party, and no approval, authorization, consent or order of, or filing with, any third party, court, administrative agency, or governmental authority is required for the execution and delivery by the Member of this Agreement or the consummation by it of the transactions contemplated herein.

                           (c) This Agreement is the legal, valid and binding
obligation of the Member enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors.

                           (d) The Member is acquiring the Interests of the
Company for investment purposes for its own account and not with a view to any distribution of the same, and shall not dispose of any of the Interests except in compliance with applicable securities laws and the terms of this Agreement. The Member acknowledges that the Interests have not been registered under the securities laws or regulations of any jurisdiction and that the Interests may not be sold on a public market without proper registration. The Member is sophisticated in making investments and represents that it has the knowledge and experience to evaluate its investment in the Interests and is not relying on any representation or warranty made by the Company or any of its representatives or agents.

                           (e) The individual signing this Agreement on behalf
of the Member is a duly authorized officer or representative of the Member and is empowered to execute this Agreement on behalf of the Member.

                           (f) No agent, broker, investment banker, person or
firm acting on behalf of the Member or under the authority of the Member is or will be entitled to any broker's or finder's fee or any other commission or similar fee from any of the parties hereto in connection with the transactions contemplated hereby.

                  9.3 Additional Representations by New Valley. In addition to the representations made by New Valley in Section 9.2 above, New Valley represents and warrants as follows:

                           (a) To the knowledge of New Valley, Kremlin Entity-I
is the lessee of the land plot located at Kremlin Site-I in accordance with the terms of the Land Lease Agreement, dated October 7, 1995, between the Government of the City of Moscow, as landlord, and Kremlin Entity-I, as tenant (the "Kremlin-I Land Lease"), demising the land at Kremlin Site-I, and is the owner of the building located at Repin Square (Bolotnaya) 14 (buildings 1, 2, 3, 4, 5, 6, 7, 8, 9-12, 10, 13, 14 and 15).

                           (b) To the knowledge of New Valley, Kremlin Entity-I
(i) is the tenant under the existing unregistered lease agreement for the land plot at Kremlin Site-II dated May 23, 1991 that may, because of its unregistered status, no longer be valid, (ii) is expected to be granted leasehold rights with respect to the land plot located at Kremlin Site-II in accordance with Prefect Order No. 330-r MKZ dated March 4, 1995 and the Government of the City of Moscow Decree No. 156 dated March 3, 1998, and New Valley has no reasons to believe that a new land lease agreement with respect to Kremlin Site-II will not be entered into between Kremlin Entity-II and the Government of the City of Moscow as set forth in the above-mentioned documents; (iii) is the owner of the buildings located at Sofiiskaya Naberezhnaya 4 (building 1), 6 (building 1), 8 (building 1) and 10 (buildings 4, 5 and 6), and therefore is entitled to the use of land underlying the buildings; and (iv) is the successor in interest, including any and all rights associated with land and buildings at Kremlin Site-II, to the previously existing Joint Venture Kamennyi Most.

                           (c) (i) New Valley has provided to Apollo access to
complete and correct copies of all amendments, protocols and other documents and agreements in its possession relating to the Kremlin-I Land Lease and to the granting of land rights for Kremlin Site-II; (ii) to the knowledge of New Valley, the Kremlin-I Land Lease has been duly authorized, executed and delivered and is the legal, valid and binding agreement, enforceable in accordance with its terms; (iii) to the knowledge of New Valley, the tenant under the Kremlin-I Land Lease is not in default, except with respect to the preparation of feasibility study and the payment of approximately $2,700,000 for the purchase of land lease rights, however, to the knowledge of New Valley, Kremlin Entity-I has not received any notice of default, imposition of penalties, termination or suspension of the Kremlin-I Land Lease from the landlord thereunder and BrookeMil does not have reasons to believe that such default would result in termination of the Kremlin-I Land Lease and intends to make the payment for the purchase of land lease rights in full without delay upon the Initial Closing, and,; and (iv) to the knowledge of New Valley, Kremlin Entity-I has not subleased, assigned or pledged any of its interests in the Kremlin-I Land Lease.

                           (d) To the knowledge of New Valley and subject to the
requirements of the Russian Law on Joint Stock Companies to amend the charter in accordance with such Law, Kremlin Entity-I was duly incorporated as an open joint stock company, is validly existing as a legal entity registered under the laws of the Russian Federation as of May 26, 1994, and has full corporate power and authority required to carry on its business as it is currently being conducted and/or as described in the business plans, and to own, lease and operate its properties. To the knowledge of New Valley, Kremlin Entity-II was duly incorporated initially as a joint venture as of February 25, 1991, was reorganized into an open joint stock company as of May 21, 1998, is validly existing as a legal entity registered under the laws of the Russian Federation, and has full corporate power and authority required to carry on its business as it is currently being conducted and/or as described in the business plans, an to own, lease and operate its properties.

                           (e) BrookeMil is a company duly organized, validly
existing and in good standing under the laws of Cayman Islands, with full power and authority to consummate the transactions contemplated by this Agreement. All of the outstanding shares of BrookeMil have been duly authorized and validly issued and are fully paid and non-assessable. New Valley owns 99.1% of the issued and outstanding shares of BrookeMil free and clear of any security interest, claim, lien, or encumbrance. There are no outstanding options, preemptive or similar rights granted by New Valley with respect to the shares of BrookeMil. BrookeMil has no active subsidiaries except for the Kremlin Entities, Western Realty LLC and Western Realty Development LLC. To the knowledge of New Valley, open joint stock company Kholodmashinvest is the only subsidiary of Kremlin Entity-I. Kremlin Entity-I also owns a minority interest in open joint stock company Scientific Technical Experimental Center for Refrigeration Industry, a subsidiary of BrookeMil. To the knowledge of New Valley, Kremlin Entity-II has no subsidiaries. Open joint stock company Kholodmashinvest and open joint stock company Scientific Technical Experimental Center for Refrigeration Industry have been created for the purposes of scientific research but are inactive. BrookeMil owns approximately 92.8% of the outstanding shares of Kremlin Entity-I and 52% of the outstanding shares of Kremlin Entity-II. BrookeMil has received all approvals and filed all notices necessary for its acquisition of such shares in the Kremlin Entities, except that no approval was received from the Russian antimonopoly authorities with respect to the acquisition of 2.98% out of 92.8% of the shares in Kremlin Entity-I owned by BrookeMil. To the knowledge of New Valley, (i) all of the outstanding shares of capital stock of Kremlin Entity-I have been duly authorized, validly issued, properly registered with the appropriate authorities competent for registration of the issuanc of such shares, and are fully paid, (ii) all of the outstanding shares of capital stock of Kremlin Entity-II have been duly authorized and are fully paid; and (iii) except as may be established in Russian law and/or set forth in the respective charters of the Kremlin Entities, the outstanding shares of capital stock of the Kremlin Entities are not subject to any preemptive or similar rights granted by them, and to the extent owned by BrookeMil, are free and clear of any security interest, claim, lien, or encumbrance of any nature.

                           (f) (i) BrookeMil and, to the knowledge of New
Valley, without any independent investigation, each Affiliated Entity has such licenses, permits and approvals as are necessary to conduct its business as described to Apollo, except where the failure to have such license, permit or approval would not have a material adverse effect on the operations of BrookeMil or such Affiliated Entity; (ii) BrookeMil and, to the knowledge of New Valley, without any independent investigation, each Affiliated Entity has fulfilled and performed all of its obligations with respect to such licenses, permits and approvals except any obligation which the failure to fulfill or perform would not have a material adverse effect on the operations of BrookeMil or such Affiliated Entity; and (iii) no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results, or after notice or lapse of time would result, in any other material impairment of the rights of the holder of such license, permit or approval.

                           (g) Subject to Schedule 9.3(g), there are no
litigations pending or, to the knowledge of New Valley, threatened in writing against BrookeMil, or, to the knowledge of New Valley, the Affiliated Entities, any of their ventures and/or Properties that might (i) detrimentally affect the ownership, value, use or operation of the Properties for their intended purposes; (ii) adversely affect the operations, business or business prospects of BrookeMil or any

Affiliated Entity; or (iii) impede, delay or adversely affect the transactions contemplated by this Agreement. There are no valid, effective and enforceable orders, injunctions or decrees of any court or arbitral body with respect to BrookeMil, or, to the knowledge of New Valley, the Affiliated Entities, any of their ventures and/or Properties that might (x) detrimentally affect the value, use, ownership or operation of the Properties for their intended purposes; (y) adversely affect the operations, business or business prospects of BrookeMil or any Affiliated Entity; or (z) impede, delay or adversely affect the transactions contemplated by this Agreement. Neither BrookeMil nor, to the knowledge of New Valley, any of the Affiliated Entities or their ventures has filed, nor been the subject of any filing of, a petition under bankruptcy laws, insolvency laws, laws for the composition of indebtedness, or laws for the reorganization of debtors, except for a special administrative insolvency procedure with respect to Kremlin Entity-I.

                           (h) To the knowledge of New Valley, the Kremlin Sites
will have access, on the basis generally provided to businesses in the City of Moscow, to available water, sewer and power utilities.

                           (i) To the knowledge of New Valley, the business of
BrookeMil is not being, nor has it in the past been, conducted in violation of any law or any governmental order applicable to BrookeMil or any of its assets or properties, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, except for possible violations which individually or in the aggregate would not have a material adverse effect on BrookeMil or the Company. To the knowledge of New Valley, BrookeMil and the Company are in compliance with all applicable environmental laws and have not received any communication from any governmental authority that alleges that BrookeMil or the Company is not in compliance with applicable environmental laws where such noncompliance would have a material adverse effect on BrookeMil or the Affiliated Entities. To the knowledge of New Valley, the business of BrookeMil is not being, nor has it in the past been, conducted in violation of Russian antimonopoly law, except for possible violations which individually or in the aggregate would not have a material adverse effect on BrookeMil or the Company, or on the validity of BrookeMil's interest in the Affiliated Entities. To the knowledge of New Valley, each of BrookeMil and the Affiliated Entities is in compliance with all applicable environmental laws and has not received any communication from any governmental authority that alleges that it is not in compliance with applicable environmental law where such noncompliance would have a material adverse effect on the operations of BrookeMil or such Affiliated Entity.

                           (j) All material tax returns and reports required to
be filed by BrookeMil prior to the date hereof or with respect to taxable periods ending prior to the date hereof have been or will be filed with the appropriate governmental authorities prior to the date hereof or by the due date thereof including extensions. Such tax returns and reports correctly reflect (and as to returns not filed as of the date hereof, will correctly reflect) all material tax liabilities of BrookeMi required to be shown thereon. To the knowledge of New Valley, there are no pending tax investigations or outside audits of BrookeMil being conducted and, except as set forth in Schedule 9.3(j), BrookeMil does not have any outstanding tax penalties against it. To the knowledge of New Valley, all material tax returns and reports required to be filed by Kremlin Entity-I prior to the date hereof or with respect to taxable periods ending prior to the date hereof have been or will be filed with the appropriat governmental authorities prior to the date hereof or by the due date thereof including extensions. To the knowledge of New Valley, there are no outstanding tax liabilities with respect to Kremlin Entity-II, except for contingent tax liabilities the amount of which does not exceed the amount deposited in escrow in accordance with the

Escrow Agreement among BrookeMil, Austreal Consult Immobilienverwertung Ges.m.b.H. and U.S. Bank Trust National Association, dated April 3, 1998, for the purposes of indemnifying BrookeMil in accordance with the Share Purchase and Sale Agreement between BrookeMil and Austreal Consult Immobilienverwertung Ges.m.b.H., dated April 2, 1998.

                           (k) New Valley has identified to Apollo and has
provided to Apollo complete and correct copies of all material employment agreements or employee benefit plans covering present and former employees of BrookeMil or their beneficiaries. To the knowledge of New Valley, there are no material employment agreements or employee benefit plans with respect to the employees of the Kremlin Entities.

                           (l) A schedule of the material contracts of BrookeMil
relating to the Kremlin Entities and of the material contracts of the Kremlin Entities related to the Kremlin Operations of which New Valley is aware is annexed hereto as Schedule 9.3(l) (the "Material Contracts"). To the knowledge of New Valley and except as set forth on Schedule 9.3(l), (i) the Material Contracts have been duly authorized, executed and delivered by BrookeMil or a Kremlin Entity party thereto and are legal, valid and binding agreements of BrookeMil or such Kremlin Entity, as the case may be, enforceable against it in accordance with their respective terms; (ii) BrookeMil or a Kremlin Entity, as the case may be, has fully performed all its obligations required to be performed under each of the Material Contracts including but not limited to the payment of all amounts due and owing thereunder; (iii) neither BrookeMil, nor any Kremlin Entity, nor, to the knowledge of New Valley, without independent investigation, any other party is in default under any of the Material Contracts; and (iv) no condition exists and no event has occurred that would result in, either after notice of or lapse of time or both, in a breach, termination or default under any of the Material Contracts. Neither BrookeMil nor any of the Kremlin Entities assigned any of its interests in the Material Contracts.

                           (m) The unaudited financial statements of BrookeMil
for the years ended December 31, 1996 and 1997 furnished to Apollo have been prepared in accordance with U.S. generally accepted accounting principles consistently applied and fairly present the matters set forth therein. The balance sheets of the Kremlin Entities received by BrookeMil from the Kremlin Entities, prepared, to the knowledge of BrookeMil, without independent investigation, in accordance with Russian accounting principles, are attached hereto as Schedule 9.3(m).

                           (n) A schedule of all material related party
obligations relating to the Company and its Affiliates that will be outstanding as of the date of the Initial Closing is annexed hereto as Schedule 9.3(n).

                           (o) To the knowledge of New Valley, the operations of
the Kremlin Entities have not been conducted in violation of the restrictions set forth in Section 6.5(c) and (d) hereof.

                           (p) To the knowledge of New Valley, there are no
material liabilities of the Affiliated Entities other than those set forth in
Schedule 9.3(g) hereof or otherwise disclosed to Apollo in writing.


                  9.4 Additional Representations by Apollo. In addition to the representations made by Apollo in Section 9.2 above, Apollo represents and warrants that, to the best of its knowledge, the purchase of the Interests does not violate any provisions of ERISA and that the contemplated Participating Loan does not violate the provisions of ERISA.

         10. Closings. Subject to the terms and conditions set forth in Section
2.4 hereof, the closings (each, a "Closing," the date of a Closing being referred to herein as a "Closing Date") of the transactions contemplated herein shall occur as follows:

                  10.1 Date, Time and Place of Initial Closing. The closing of the transactions set forth in Section 2.4(b) hereof (the "Initial Closing") shall take place on June 18, 1998 at the offices of Coudert Brothers, 1114 Avenue of the Americas, New York, NY 10036, or on such other date and time and at such other place as shall be mutually agreed by the parties hereto (the date and time of the Initial Closing being referred to herein as the "Initial Closing Date").

                  10.2 Conditions to Obligations of New Valley. The obligations of New Valley hereunder are subject to the fulfillment, prior to or at any Closing, of each of the following conditions:

                           (a) All authorizations, consents, orders and
approvals of regulatory authorities and third parties, if any, necessary for the performance by the Company, Apollo and New Valley of this Agreement shall have been obtained.

                           (b) The representations and warranties of Apollo
contained in this Agreement shall be true and correct in all material respects at the date hereof and at and as of such Closing, with the same force and effect as if made at and as of such Closing Date (except that representations and warranties that by their terms speak as of such Closing Date shall be true and correct as of such date); and Apollo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to such Closing.

                           (c) No action shall have been commenced in a court of
competent jurisdiction or by or before any governmental authority against any of the Company, Apollo or New Valley seeking to prohibit the transactions contemplated by this Agreement.

                  10.3 Conditions to Obligations of Apollo. The obligations of Apollo hereunder are subject to the fulfillment, prior to or at any Closing, of each of the following conditions:

                           (a) All authorizations, consents, orders and
approvals of regulatory authorities and third parties, if any, necessary for the performance by the Company and New Valley of their obligations under this Agreement shall have been obtained.

                           (b) The representations and warranties of New Valley
contained in this Agreement shall be true and correct in all material respects at the date hereof and at and as of such Closing, with the same force and effect as if made at and as of such Closing Date (except that representations and warranties that by their terms speak as of such Closing Date shall be true and correct as of such date); and New Valley shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to such Closing.

                           (c) No action shall have been commenced in a court of
competent jurisdiction or by or before any governmental authority against either the Company, Apollo, New Valley or any of the Affiliated Entities seeking to prohibit the transactions contemplated by this Agreement.

                           (d) There shall not have been any material adverse
change in the financial condition of New Valley or any of the Affiliated Entities since the date hereof.

                           (e) There shall not have occurred an event or events
that has or have a material adverse effect on the operations of the Affiliated Entities or the ability of any Member to perform its obligations with respect to such Closing.


                           (f) Expenditures for the Kremlin Sites are within a
10% variance from the Budget.

                  10.4 Additional Conditions to Obligations of Apollo Satisfied at Initial Closing.

                           (a) Apollo shall have received a legal opinion from
Coudert Brothers, special New York counsel to New Valley, in form and substance reasonably satisfactory to it, with respect to the due organization and good standing of New Valley, the due execution of this Agreement by New Valley and the organization of the Company.

                           (b) Apollo shall have received a legal opinion from
W.S. Walker & Co, special Cayman Islands counsel to BrookeMil, in form and substance reasonably satisfactory to it, with respect to the due organization of BrookeMil and the validity of the choice of New York law in the Pledge Agreement (as defined in the Participating Loan Agreement).

                           (c) The Company and BrookeMil shall have entered into
the Participating Loan Agreement and the Pledge Agreement (as defined therein), and all the conditions for the Initial Closing under the Participating Loan Agreement shall have been satisfied.

                  10.5 Funding and Advance of Apollo Loan at Initial Closing. At the Initial Closing, (i) each of Apollo and New Valley shall fund their initial contributions to the Company as set forth in Section 2.4(b), and (ii) the Company shall make an advance to BrookeMil under the Participating Loan Agreement.

                  10.6 Initial Subsequent Closing. The initial Subsequent Closing (the "Initial Subsequent Closing") shall take place on June 30, 1998 or on such other date as shall be mutually agreed by the parties hereto. At the Initial Subsequent Closing, Apollo shall contribute to the Company $5,300,000 in cash in exchange for 2,826 Class A Interests to be issued to Apollo, and New Valley shall contribute $1,766,666 in expenditures as set forth in Section 2.4(c) in exchange for 2,826 Class B Interests to be issued to New Valley. At the Initial Subsequent Closing, New

Valley shall be reimbursed by the Company from the proceeds of the Initial Subsequent Closing for expenditures with respect to the Kremlin Sites and the Kremlin Entities set forth in Schedule 2.4(c) and for other expenditures incurred by it before or after the Initial Closing Date on items set forth in the approved Budget, to the extent such expenditures exceed 25% of the total contributions by Apollo and New Valley.

                  10.7 Subsequent Closings. Upon written notice by the Board of Managers to each of Apollo and New Valley as set forth in Section 2.4(c) hereof, other subsequent closings (the "Other Subsequent Closings"; the Initial Subsequent Closing and the Other Subsequent Closings are collectively referred to herein as the "Subsequent Closings") shall be scheduled for purposes of funding additional contributions by each of Apollo and New Valley to the Company. At each of the Other Subsequent Closings, Apollo and New Valley shall fund additional contributions to the Company as set forth in Section 2.4 on the dates and in the amounts set forth in the written notice by the Board of Managers.

         11. Notices and Account Information for Distributions.

                  11.1 Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been properly given if sent by registered or certified mail, postage prepaid, or by telecopy, addressed as follows:

                           (a)      If to the Company:

                                    Western Realty Repin LLC
                                    103 Springer Building, 3411 Silverside Road,
                                    Wilmington, Delaware 19103

                                    Attention: Richard J. Lampen
                                    Telephone: 305-579-8000
                                    Telecopy: 305-579-8009

                           (b)      If to Apollo:

                                    Apollo Real Estate
                                    Investment Fund III, L.P.
                                    c/o Apollo Real Estate Management III, L.P.
                                    1301 Avenue of the Americas
                                    New York, NY 10019

                                    Attention: John J. Hannan
                                    Telephone: (212) 261-4000
                                    Telecopy: (212) 261-3301

                                    Copy to:

                                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                    590 Madison Avenue, 20th Floor
                                    New York, New York, 10022

                                    Attention:  Robert G. Koen
                                    Telephone: (212) 872-1000
                                    Telecopy: (212) 872-1002

                           (c)      If to New Valley:

                                    New Valley Corporation
                                    100 S.E. Second Street, 32nd Floor
                                    Miami, FL 33131

                                    Attention: Bennett S. LeBow
                                    Telephone: 305-579-8000
                                    Telecopy: 305-579-8009


                                    Copy to:

                                    Coudert Brothers
                                    1114 Avenue of the Americas
                                    New York, New York, 10036

                                    Attention:  Clyde E. Rankin, III
                                    Telephone: (212) 626-4740
                                    Telecopy: (212) 626-4120

Such notices shall be deemed to have been received five (5) days after deposit in the mail or within twenty-four (24) hours after transmission by telecopy. Any party may change the address to which notices shall be sent by notice in writing to the other parties as provided herein.


                  11.2 Account Information for Distributions. All distributions to the Members by the Company shall be made to the accounts of the Members as may be specified from time to time in a notice from the Members to the Company in accordance with Section 11.1.

         12. Miscellaneous.

                  12.1 Further Assurances. The parties will, in a timely manner and as required from time to time, take all such actions as may be necessary or appropriate to cause their Affiliates, the Company and the Affiliated Entities to implement the transactions contemplated by this Agreement and to ensure that such entities take all such actions as may be necessary to give full effect to the provisions of this Agreement and to refrain from taking any actions which would contravene the intent o the provisions of this Agreement.

                  12.2 Term of Agreement. This Agreement will continue in full force and effect until the earlier of (a) termination by mutual consent of the parties hereto or (b) the dissolution of the Company.

                  12.3 Assignment. Except as provided in Section 8.2 hereof, this Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the successors and assigns of the parties hereto.

                  12.4 Amendment, Modification and Waiver. This Agreement shall be amended to include any person who acquires any Interests in the Company, provided that such person acquires such Interest in accordance with Section 2.6 hereof. This Agreement may be further modified, amended and supplemented only upon the unanimous approval of the Board of Managers as provided in Section 2.9 and the unanimous mutual written agreement of the parties hereto. Each party may waive any term, provision or condition intended for its benefit, provided that such waiver be in writing and be signed by the party so waiving.

                  12.5 Severability. If any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable under applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

                  12.6 Entire Agreement; Headings. This Agreement, including the schedules hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be changed, terminated or discharged orally. The headings appearing in this Agreement have been inserted solely for the convenience of the parties and shall be of no force or effect in the construction of the provisions of this Agreement.

                  12.7 Indemnification. Each party to this Agreement agrees to indemnify, defend and hold the other party free and harmless from and against, and to reimburse the other party on a current basis for, all claims, damages, expenses and liabilities of such other party arising from any material breach of such indemnifying party of the terms of this Agreement or any material misrepresentation hereunder, including, without limitation, reasonable legal expenses and attorneys' fees paid or incurred by the indemnified party in defense of any proceedings brought against such indemnified party individually or against such indemnified party and such indemnifying party (jointly or severally) arising out of any of the foregoing. The provisions of this Section
12.7 shall survive the termination of this Agreement and the representations and warranties given by the parties shall survive for the applicable statute of limitations.

                  12.8 Governing Law. This Agreement shall be governed by Delaware law, without regard to its conflict of laws principles.

                  12.9 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or to the business and affairs of the Company or the rights and obligations of any of the Members shall be finally settled by binding arbitration to be conducted in New York, New York in accordance with the rules then in force of the American Arbitration Association, including the rules governing the appointment of arbitrators. Any final decision in any such arbitration proceeding shall be final and non-appealable and shall be binding on the parties thereto and enforceable in courts of competent jurisdiction without a further review on the merits.

                  12.10 Confidentiality. By executing this Agreement, each Member expressly agrees, at all times during the term of this Agreement, to maintain the confidentiality of, and not to disclose to any person not a party hereto, any information relating to the business, financial structure, financial position or financial results, clients or affairs of the Company, its Affiliates or Affiliated Entities that shall not be generally known to the public, except as otherwise required by applicable law or by any regulatory organization having jurisdiction. Except as provided by law, no press releases, announcements or other public disclosures related to this Agreement or the transactions contemplated herein will be issued or made, without the joint approval of Apollo and New Valley. Nothing in this Section 12.10 shall be deemed to prohibit Apollo from making any disclosures regarding this Agreement or the transactions contemplated herein to any of its partners.

                  12.11 Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

                  12.12 Fees and Expenses. All fees and expenses incurred in the negotiation, preparation and execution of this Agreement, including all exhibits hereto and all related documents shall be for the account of and payable by the party incurring them.



            [The remainder of this page is intentionally left blank.]

                  IN WITNESS WHEREOF, the parties hereto have duly executed or caused their duly authorized officers to execute this Agreement as of the date and year first above written.



                                    APOLLO REAL ESTATE
                                    INVESTMENT FUND III, L.P.



                                    By: Apollo Real Estate Advisors III,
                                        L.P., its General Partner



                                    By: Apollo Real Estate Capital Advisors III,
                                        Inc., its General Partner



                                    By: /s/ Stuart Koenig
                                        ---------------------------------------
                                    Name:    Stuart Koenig
                                    Title:   Vice President



                                    NEW VALLEY CORPORATION



                                    By:      /s/ Richard J. Lampen
                                        ---------------------------------------
                                        Name:    Richard J. Lampen
                                        Title:   Executive Vice President



                                    WESTERN REALTY REPIN LLC



                                    By:      /s/ Richard J. Lampen
                                        ---------------------------------------
                                        Name:    Richard J. Lampen
                                        Title:   Vice President

                                   Schedule A

                           To Western Realty Repin LLC

                       Limited Liability Company Agreement

         The following terms shall have the following definitions:

         "Act" shall mean the Delaware Limited Liability Company Act, as in effect on the date hereof, and as amended from time to time, or any successor law.

         "Adjusted Realized Equity Value" shall mean, with respect to any Interest, the capital contribution received by the Company for such Interest in cash or expenditures (provided, however, that for the purposes of this definition (i) all the expenditures set forth in Schedule 2.4(c) and (ii) any additional expenditures incurred by New Valley before or after the Initial Closing Date on items set forth in the approved Budget, to the extent New Valley
(x) provides to Apollo proper documentation substantiating such additional expenditures and (y) has not been reimbursed for such expenditures in accordance with Section 3.1, will be deemed to have been contributed by New Valley to the Company at the time of the Initial Closing, irrespective of whether they are considered actually contributed for any other purposes) plus a 20% annual cumulative rate of return on such contribution compounded on a quarterly basis, less distributions or dividends in cash or the fair market value of distributions of property or in-kind distributions received by the Member in respect of such Interest as of the date such Adjusted Realized Equity Value is calculated.

         "Affiliate" shall mean, with respect to any person, a person or entity which directly or indirectly controls, is controlled by, or is under common control with, such person.

         "Affiliated Entity" shall mean the Kremlin Division of BrookeMil, the Kremlin Entities any other direct or indirect wholly-owned subsidiary of the Company or the foregoing entities and any other entity (whether or not incorporated) in which any of the foregoing entities or the Company has or hereafter acquires a majority interest.

         "Apollo" shall have the meaning ascribed thereto in the introductory paragraph hereof.

         "Board" or "Board of Managers" shall have the meaning ascribed thereto in Section 2.9 hereof.

         "BrookeMil" shall have the meaning ascribed thereto in the first "WHEREAS" clause hereof.

         "Budget" shall have the meaning ascribed thereto in Section 2.9(i) hereof.

         "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks are authorized by law to close in New York City or Moscow.

         "Class A Distribution Amount" shall have the meaning ascribed thereto in Section 2.7(a) hereof.

         "Class A Distribution Period" shall have the meaning ascribed thereto in Section 2.7(a) hereof.

         "Class A Interests" shall have the meaning ascribed thereto in Section 2.4(a) hereof.

         "Class A Liquidation Preference" shall have the meaning ascribed thereto in Section 2.7(b) hereof.

         "Class B Distribution Amount" shall have the meaning ascribed thereto in Section 2.8(a) hereof.

         "Class B Distribution Period" shall have the meaning ascribed thereto in Section 2.8(a) hereof.

         "Class B Interests" shall have the meaning ascribed thereto in Section 2.4(a) hereof.

         "Class B Liquidation Preference" shall have the meaning ascribed thereto in Section 2.8(b) hereof.

         "Closing" shall have the meaning ascribed thereto in Section 10 hereof.

         "Closing Date" shall have the meaning ascribed thereto in Section 10 hereof.

         "Company" shall have the meaning ascribed thereto in the introductory paragraph hereof.

         "Dissolving Member" shall have the meaning ascribed thereto in Section
8.4 hereof.

         "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended and as hereafter amended, or any successor law.

         "Event of Force Majeure" means any unforeseeable event as a result of which a Member shall be rendered unable in whole or in part to carry out any covenant, agreement, obligation or undertaking hereunder to be kept or performed by such party. The term "force majeure" shall include acts of God, governmental action (whether in its sovereign or contractual capacity), fire, flood, or other catastrophes, national emergencies (including political and economic emergencies), insurrections, riots, wars, strikes, labor disputes or actions or other similar causes, not within the control of the party claiming force majeure and which by the commercially reasonable exercise of due diligence or the commercially reasonable payment of money such party is unable to overcome.

         "Initial Closing" shall have the meaning ascribed thereto in Section
10.1 hereof.

         "Initial Closing Date" shall have the meaning ascribed thereto in
Section 10.1 hereof.

         "Initial Subsequent Closing" shall have the meaning ascribed thereto in
Section 10.6 hereof.

         "Initial Subsequent Closing Date" shall have the meaning ascribed thereto in Section 12.6 hereof.

         "Interests" shall have the meaning ascribed thereto in Section 2.4(a) hereof.

         "Kremlin-I Land Lease" shall have the meaning ascribed thereto in
Section 9.3(a) hereof.

         "Kremlin Division" shall mean the division of the Borrower that conducts the Kremlin Operations.

         "Kremlin Entity-I" shall have the meaning ascribed thereto in the first "WHEREAS" clause hereof.

         "Kremlin Entity-II" shall have the meaning ascribed thereto in the first "WHEREAS" clause hereof.

         "Kremlin Entities" shall have the meaning ascribed thereto in the first "WHEREAS" clause hereof.

         "Kremlin Operations" shall mean any activities of BrookeMil related to the Kremlin Entities or the Kremlin Sites.

         "Kremlin Site-I" shall have the meaning ascribed thereto in the first "WHEREAS" clause hereof.

         "Kremlin Site-II" shall have the meaning ascribed thereto in the first "WHEREAS" clause hereof.

         "Kremlin Sites" shall have the meaning ascribed thereto in the first "WHEREAS" clause hereof.

         "Late Payment Interest" shall have the meaning ascribed thereto in
Section 2.4(d) hereof.

         "Material Contracts" shall have the meaning ascribed thereto in Section 9.3(l) hereof.

         "Member" shall have the meaning ascribed thereto in the introductory paragraph hereof.

         "New Valley" shall have the meaning ascribed thereto in the introductory paragraph hereof.

         "Other Subsequent Closings" shall have the meaning ascribed thereto in
Section 10.7 hereof.

         "Participating Loan Agreement" shall have the meaning ascribed thereto in the second "WHEREAS" clause hereof.

         "Participating Loan" shall have the meaning ascribed thereto in the second "WHEREAS" clause hereof.

         "President" shall have the meaning ascribed thereto in Sections 5 hereof.

         "Properties" shall mean the Kremlin Sites and any other property to which the Company or any Affiliated Entity has or hereafter acquires rights.

         "REOC" shall have the meaning ascribed thereto in Section 6.5(b) hereof.

         "Subsequent Closings" shall have the meaning ascribed thereto in
Section 10.7 hereof.